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                    SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

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
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240.14a-11(c) or sec. 240.14a-12


                    ICN PHARMACEUTICALS, INC.

        (Name of Registrant as Specified In Its Charter)



  (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

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             SCHERING-PLOUGH AND ICN PHARMACEUTICALS

             ANNOUNCE STRATEGIC LICENSING AGREEMENT


KENILWORTH, N.J., and COSTA MESA, Calif., Nov. 15, 2000 - Schering-Plough Corporation (NYSE: SGP) and ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced a long-term strategic agreement for the licensing of drugs for the treatment of hepatitis C and other indications.
      Under terms of the agreement, Schering-Plough has the right of first and last refusal to license two antiviral drugs currently in the ICN research pipeline, levovirin and viramidine, and other compounds that ICN may develop in infectious and other diseases, as well as the exclusive option for an exclusive worldwide  license  for  up to three  hepatitis  C  drugs  to  be developed by ICN.
      "ICN and Schering-Plough have an excellent and mutually rewarding business relationship that will now continue well into the future," said Milan Panic, chairman and CEO of ICN. "We look forward to continuing our already successful relationship in the battle against hepatitis C and other diseases," Panic said.
      "We are pleased to enter into this new agreement, which continues our successful relationship with ICN and provides the opportunity to expand and complement Schering-Plough's ongoing research efforts in hepatitis and other infectious diseases," said Thomas C. Lauda, executive vice president, global marketing, Schering-Plough Pharmaceuticals.
      Royalty  rates and other financial terms of  the  agreement were not disclosed.
     It is estimated that about 2 percent of the world population is currently infected with the hepatitis C virus. This includes some 4 million Americans, according to the Centers for Disease Control and Prevention (CDC), and as many as 5 million Europeans, according to a study conducted by the World Health Organization
(WHO). Chronic hepatitis C is the leading cause of chronic liver disease and the most common reason for liver transplants, according to WHO.
      The new agreement also resolves claims by Schering-Plough related to the hiring of former Schering-Plough scientists by ICN and the existing licensing agreement between the two companies.
      ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including antivirals, dermatology and oncology. Additional information is also available on the company's Web site at http://www.icnpharm.com
        Schering-Plough Pharmaceuticals is the worldwide pharmaceutical research and marketing arm of Schering-Plough Corporation, a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.